Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 95 to the Registration Statement on Form N-1A of Fidelity Court Street Trust: Fidelity Connecticut Municipal Income Fund of our report dated January 14, 2013 and Fidelity New Jersey Municipal Income Fund of our report dated January 15, 2013 on the financial statements and financial highlights included in the November 30, 2012 Annual Reports to Shareholders of the above referenced funds which are also incorporated by reference into the Registration Statement.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Boston, Massachusetts January 23, 2013